EXHIBIT 99.2

NEW YORK, NY, NOVEMBER 3, 2008 - Infinity Capital Group, Inc. (OTCBB: ICGP "Infinity"), a business development company and public reverse merger investor, announced today that it has signed a merger and investment term sheet with Infotech Global, Inc. ("IGI"), a privately held Piscataway, NJ-based profitable Bio Informatics technology firm. IGI's healthcare solution portfolio, ORBIT(TM), includes Payer, Member and Provider Portals, Wellness Management, Electronic Data Capture and Electronic Medical Records.

IGI has been in business for over ten years and has been profitable each year, with approximately $13.5 million in revenue in 2007. The Company employs over 200 personnel in its New Jersey and India facilities. IGI's current management team has been responsible for developing advanced healthcare solutions including WebMD (now Emdeon) medical transactions clearinghouse.

The term sheet provides that NPI08, Inc. (Pink Sheets: NPIE), a portfolio company of Infinity Capital, shall consummate a reverse triangular merger; pursuant to which, a wholly owned subsidiary shall be merged into IGI in exchange for cash and equity consideration. Upon completion of the merger and investment transaction, NPI08, Inc. will change its name and the company's existing management team will manage the day-to-day operations of the merged entity.

Greg Laborde, CEO of Infinity Capital Group, Inc., explains, "The IGI/NPIE reverse merger is a platform deal which will kick off a roll-up program to build a large software entity providing advanced products and services to make the healthcare sector more efficient. We strongly believe IGI is poised to become a significant player in $5bn healthcare IT solutions space."

Arthur Kapoor, Founder & CEO, IGI added, "We are excited about this transaction. It will leverage ORBIT(TM) to enhanced visibility and give us a platform to grow inorganically."

The parties shall use their best efforts to close the merger on or before December 15, 2008, and shall have the right to extend the closing for up to 15 days, if necessary, to complete the conditions of closing. The completion of the merger shall be subject to satisfactory completion of due diligence by the parties.

ABOUT Infotech Global, Inc. (IGI)

IGI is a privately held information technology company based in NJ. IGI offers high quality, cost-effective technology solutions in the areas of Revenue Cycle and Clinical Transactions. IGI's solutions portfolio helps any kind of healthcare organization transform legacy systems, automate manual processes to eliminate paper, and connect trading partners.

From Claims, Data entry/validation, Re-pricing, Pre-Adjudication, Receivables Management, Financial Transactions Processing to Continuity of Care, Universal Transfer, Lab Order/Results, ePrescribing and managing clinical trials. IGI's development methodology supports all phases of the software development cycle.

For additional information, visit: http://www.igiusa.com.


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About Infinity Capital Group, Inc.

Infinity Capital Group is a business development company that provides early-stage or mezzanine financing and management assistance to emerging growth companies. The company typically invests in companies that intend to go public through an IPO or by a reverse merger with an already public firm. It also funds small public companies that are undergoing significant change in strategy. Investments by Infinity are not limited to any particular industry.

For more information or to receive future press releases, go to Infinity's website through the following link: http://www.infinitybdc.com/contact.php.

                                       ###

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT: Greg Laborde, Chairman & CEO
         Infinity Capital Group, Inc.
         212-962-4400
         greg@infinitybdc.com

OR

CONTACT: Dhru Desai, Chairman
         Infotech Global, Inc.
         312-317-9616
         dhru.desai@igiusa.com